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                                                                    Exhibit 10.6

                            DOW CORNING CORPORATION
    PHANTOM STOCK APPRECIATION RIGHTS (StARs) PLAN PARTICIPATION AGREEMENT

     THIS AGREEMENT is made and effective as of April 1, 1998 between DOW CORNING CORPORATION, a Michigan corporation, having its executive office at
Midland, MI ("Dow Corning") and                    of                        ,
         ("Participant"). Defined terms used herein are specified in the related document entitled "Definition of Terms" attached as Exhibit A.

     IN CONSIDERATION OF SERVICES TO BE RENDERED BY PARTICIPANT, DOW CORNING HEREBY AGREES TO ENROLL PARTICIPANT IN THE 1998 PHANTOM STOCK APPRECIATION RIGHTS PLAN ("THE PLAN") ON THE FOLLOWING TERMS AND CONDITIONS:

     (1)  (a) Participant is granted      Phantom Stock Appreciation Rights
          Units ("Granted StARs Units") as of the effective date of this Agreement.

          (b) In addition to the Granted StARs Units noted above in Section 1(a)
          Participant may be granted up to      Phantom Stock Appreciation
          Rights Units ("Contingent StARs Units") on or prior to December 31, 1998. The number of Contingent StARs Units granted shall be determined by the Executive Committee of the Board of Directors of Dow Corning (excluding the Chairman of the Board and the Chief Executive Officer), based upon certain criteria set by the Executive Committee of the Board of Directors of Dow Corning (excluding the Chairman of the Board and the Chief Executive Officer). Said criteria will be communicated to Participant in January, 1998. On or after December 31, 1998, the Executive Committee of the Board of Directors of Dow Corning (excluding the Chairman of the Board and the Chief Executive Officer) shall, in its sole discretion, determine whether or not the criteria have been met, and, based on that assessment, the number of Contingent StARs Units to be granted. Any Contingent StARs Units granted shall have an effective date of April 1, 1998.

          (c) For purposes of this Agreement, Granted StARs Units and Contingent StARs Units shall sometimes be collectively referred to as "StARs Units".

     (2) The value of each StARs Unit at any time will be equal to the hypothetical average market value of a share of Dow Corning common stock at such time less its price at the time it was granted to Participant. The initial grant price for the 1998 Phantom Stock Appreciation Rights Plan will be $701.71 per StARs Unit.

     (3) The hypothetical average market value will be determined using the following formula:

     2 Year Average Earnings Per Share  x  2 Year Average Return On Assets

          . where 2 year Average Earnings are determined by dividing the sum of the Adjusted Profit After Tax ("PAT") from the eight most recently completed fiscal quarters by 2 (to annualize); then 2 year Average Earnings Per Share is determined by dividing by the number of shares of Dow Corning stock outstanding on the date of this agreement, and

          . where Return On Assets is determined by dividing 2 year Average Earnings by 2 year Average Beginning Operating Assets, and

          . where 2 year Average Beginning Operating Assets are the total of Inventory + Trade Accts Receivable - Trade Accts Payable + Original Value of Property, Plant & Equipment for the two most recently completed fiscal years.

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     (4)  Except as provided below in the event of Participant's death (in which event Section 9 (c) or Section 11 hereof shall apply) or retirement
          (in which event Section 9 hereof shall apply), no StARs Units will be convertible to cash until the end of the Vesting Period, March 31,
          2001 ("Vesting Date"). So long as Participant remains employed by Dow Corning, Participant may elect in any one calendar year after the
          Vesting Date to convert up to 50% (    ) of Participant's StARs Units
          granted pursuant hereto to a cash payment by properly notifying Dow Corning of Participant's intent to convert StARs Units to a cash payment; provided, however, in the event that Participant elects to convert StARs Units to a cash payment in any such calendar year,
          Participant shall convert at least 20% (   ) of Participant's StARs
          Units granted pursuant hereto to a cash payment. Only after retirement shall Participant be allowed to cash out 100% of StARs Units in any single year. Notification of intent can be given to Dow Corning in writing at any time after the end of the Vesting Period; payment will then be made within 45 days of notification date. Exercise Price will be determined at date of notification based on performance of the eight most recently completed fiscal quarters of Dow Corning. In no case will Participant be allowed to cash out more StARs Units in any year than would permit Participant's total cash compensation in that year (including the StARs Unit cashout payment) to be deducted by Dow Corning in determining its taxable income (as defined by the Internal Revenue Code for the fiscal year of Dow Corning in which such payment is made).

     (5) Participant may elect, while remaining employed by or while retired from Dow Corning, to convert a portion of the StARs Units (in the proportions described in paragraph (4) above) into a cash payment in any year(s) after the Vesting Date, and prior to the end of the Exercise Period, March 31, 2008. If no election to exercise a cash payment is received by May 15, 2006, Dow Corning will convert 50% of the StARs Units to cash and make payment to Participant within 45 days, subject to the limitations contained in Section 6 below. Remaining StARs Units will be converted to cash and paid within 45 days after the end of the exercise period, March 31, 2008.

     (6) During the Exercise Period, Participant may not exercise Participant's StARs Units granted hereunder in any Fiscal Year of the Exercise Period immediately following a calendar year for which Dow Corning did not earn positive Economic Profit (to be defined by Dow Corning subsequent to the date of this agreement) (EP). If Dow Corning did not earn positive EP in the calendar year prior to the end of the last Fiscal Year of the Exercise Period, all rights of Participant to receive and all obligations of Dow Corning to make payments under the Plan shall terminate and cease.

     (7) If Participant terminates employment with Dow Corning, other than by retirement, on or prior to the Vesting Date, all rights of Participant to receive and all obligations of Dow Corning to make payments under the Plan shall terminate and cease. The Executive Committee of the Board of Directors of Dow Corning (excluding the Chairman of the Board and the Chief Executive Officer) may, however, except a Participant from such rule where, in the sole judgment and discretion of the Committee, the circumstances warrant such an exception on a non-arbitrary and non-discriminating basis.

     (8) If Participant terminates employment with Dow Corning, other than by retirement or death, after the Vesting Date, any remaining StARs Units standing to the credit of Participant will be valued as of the Participant's employment termination date, and an amount equal to the termination date value of Participant's StARs Units will be paid to Participant within 45 days.
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     (9)  (a)  If Participant retires on or prior to the Vesting Date, the number of StARs Units granted pursuant to this Agreement will be prorated. The Participant will receive StARs Units in accordance with the following formula based on months of active service during the Vesting Period:


                             C
               A  =  B  x  -----
                            36

     Where:
          A   =   Prorated StARs Units
          B   =   Number of StARs Units granted on April 1, 1998
          C   =   Months of active service since April 1, 1998

          (b) If Participant retires during the Vesting Period or Exercise Period, Participant shall not be able to exercise Participant's Prorated StARs units until after the Vesting Date specified in Section
          4. Notwithstanding the preceding sentence, Participant shall have three years and fifteen days from date of retirement to exercise and receive cash payment of all remaining Prorated StARs Units (prorated pursuant to section 9(a) above). If no election to exercise a cash payment is received by such date, Dow Corning will convert the remaining StARs Units as prorated pursuant to section 9(a) above to cash and make payment to Participant within 45 days.

          (c) If retired Participant dies prior to receiving cash payment of all remaining StARs Units as prorated pursuant to section 9(a) above, beneficiary will be paid greater of: (a) target award value of prorated StARs Units less any previous cash payments made from the plan, or (b) the value of any remaining StARs Units standing to the credit of the Participant as of the Participant's date of death. Payment will be made to Participant's Beneficiary within 45 days of notification date.

     (10) If Participant is discharged from employment with Dow Corning or any subsidiary after the Vesting Date because of repeated neglect or misconduct in the performance of the obligations or duties of Participant's employment or has willfully engaged in an act which in the judgment of the Executive Committee of the board of Directors of Dow Corning (excluding the Chairman of the Board and Chief Executive Officer) is materially inimical to the best interests of Dow Corning, all Participant's rights and all Dow Corning's obligations under the Plan and the Agreement will terminate and cease immediately upon such discharge.

     (11) (a) If Participant dies prior to March 31, 2008, while in service as a Dow Corning employee, Participant's Beneficiary will be paid the
          greater of: (a) $             less any previous cash payments made
          from the plan, or (b) the value of any remaining StARs Units standing to the credit of Participant as of the Participant's date of death. Payment will be made to Participant's Beneficiary within 45 days of notification date.

          (b) If participant dies prior to December 31, 1998, while in service as a Dow Corning employee, then the maximum number of Contingent StARs Units set forth in Section 1(b) shall be deemed granted to Participant, effective April 1, 1998.

     (12) If after terminating employment with Dow Corning under circumstances which entitle Participant to receive payments under the Plan, Participant competes directly or indirectly with Dow Corning or any of its subsidiaries, Participant's rights and all Dow Corning's obligations under the Plan and the Agreement will terminate and cease immediately.

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     (13) The Dow Corning Board of Directors, as represented by the Executive
          Committee of the Board of Directors of Dow Corning (excluding the Chairman of the Board and Chief Executive Officer), will have the exclusive right to call all outstanding StARs Units at the current value as of the date on which that call decision is effective if it is deemed in the best interest of Dow Corning to do so. In the event of any inquiry or dispute concerning the Plan, the decision of the Executive Committee of the Board of Directors of Dow Corning (excluding the Chairman of the Board and Chief Executive Officer) shall be final.

     (14) Nothing in this Agreement will confer or be deemed to confer upon Participant any right with respect to continuance of employment by Dow Corning.

The parties hereby execute this Agreement as of April 1, 1998.


                    DOW CORNING CORPORATION

                    By:
                        _____________________________________________________
                        Gifford E. Brown
                        Vice President & Executive Director of Human Resources



__________________________________________
Participant's Signature

__________________________________________
Name of Participant's Beneficiary

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                              Definition of Terms                      Exhibit A


Adjusted PAT          Profit After Tax adjusted for significant and material
                      items consistent with relevant legal & financial accounting reporting requirements, such as: accounting rule changes, acquisitions and divestitures, and other significant special charges.

Appreciated Value     Difference between the unit value (exercise price) and
                      grant price.

Average Earnings      Sum of 8 most recently completed fiscal quarters Adjusted
Per Share             PAT divided by 2; then divided by 2.5 million shares of
                      Dow Corning stock outstanding.

Beginning             Total of:
Operating Assets               Inventory
                          +    Trade Accounts Receivable
                          -    Trade Accounts Payable
                          +    Original Value of Property, Plant and Equipment

                      Beginning Operating Assets are equal to previous calendar year-end value as published in Dow Corning's annual consolidated financial statements.

Exercise Period       Seven-year period beginning at end of vesting period
                      during which participant may elect to receive cash payment for the appreciated value of a percent of granted StARs units.

Exercise Price        Unit Value at time participant notifies Dow Corning of
                      intent to exercise StARs units.

Economic Profit                Sales
                          -    Operating Expenses (including taxes)
                          -    Capital Charge (Cost of Capital X Net Assets
                               Employed)

Fiscal Year of the    Any twelve month period within the Exercise Period
Exercise Period       commencing on April 1 of a calendar year and ending on
                      March 31 of the following calendar year.

Grant                 Unit Value at beginning of plan from which appreciated
Price                 value will be determined.

Hypothetical          2 year average Earnings Per Share x 2 year average Return
Average Market        On Assets.
Value

Return on Assets      2 year average Adjusted PAT divided by average Beginning
(ROA)                 Operating Assets of 2 most recently completed fiscal
                      years.

StARs Unit            Phantom Stock Appreciation Rights Unit.

Unit Value            2 year average Earnings Per Share x 2 year average Return
                      On Assets. This calculation represents the average hypothetical market value.

Vesting               The date at which StARs units have value and the
Date                  participant may elect to receive cash payment for a
                      percent of granted StARs units.

Vesting Period        Three year period at beginning of plan during which
                      participant is not able to exercise cashout rights.